UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2008

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

Kansas	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street, Box 130, Atchison, Kansas	66002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (913) 367-1480

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 20, 2008 the Company announced that it had signed a non-binding letter of intent to enter an agreement to purchase its flour requirements fromConAgra Mills, was ceasing operations at its flour mill in Atchison, Kansas and was reducing its workforce by approximately 44 persons. The reduction consisted of a combination of temporary lay-offs and early retirement offers. When the supply contract is completed, the Company anticipates the layoffs will become permanent.

On November 5, the Company announced plans to significantly reduce production of commodity wheat proteins and starches by ceasing protein and starch production operations at its Pekin, Illinois plant, effective November 12. The majority of the Pekin facility's protein and starch production consists of gluten and commodity starches. The action will result in a work force reduction of approximately 70-80 union and non-union employees across the organization, consisting of a combination of lay-offs and early retirement offers. The Company also announced that it intends to curtail fuel alcohol production at Pekin until market conditions become more favorable. Market economics for fuel alcohol have continued to erode, with recent prices being at or below production cost.

The Company decided to close its flour mill because it can no longer produce flour for its own use at costs which are competitive with those of third party producers. It is ceasing starch and protein operations at its Pekin facility because it has underutilized ingredients segment facilities at both of its production facilities and its heritage platform business has experienced continuing losses. Going forward, it will concentrate its efforts on the production of value added proteins and starches.

In connection with the restructurings, a special non-cash charge estimated at $6.9 million to write down assets will be recorded during the current fiscal year's second quarter, which ends December 31, 2008. The write-down would be exclusive of costs related to excess leased rail cars associated with flour shipments to the Pekin facility, the effect of which is still being evaluated by management. The Company now expects to incur an estimated $3 million loss resulting from sales of wheat no longer needed for milling operations. Related to these wheat sales, the Company had approximately $1.2 million in deferred gains in accumulated other comprehensive income, which is expected to be recognized in the second quarter. The Company additionally expects to incur approximately $2.5 in severance related charges associated with early retirements and job eliminations during the second quarter.

Forward-looking Statements

Information provided in this Current Report on Form 8-K contains forward-looking statements, including but not limited to statements regarding the expected write down of assets and costs of the Company's plan to reduce workforce. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including the Company's ability to implement the restructuring plan. Subsequent events may cause these expectations to change. More information about potential factors that could affect the Company's business and financial results is set forth in the Company's most recent Annual Report on Form 10-K. This filing is available on a web site maintained by the SEC at http://www.sec.gov.

Item 2.06. Material Impairments.

The disclosure contained in Item 2.05 above sets forth the material impairments which are anticipated to result from the Company's decisions to discontinue operations at its flour mill and to discontinue starch and protein production at its Pekin facility, and is hereby incorporated by reference.

Item 7.01. Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release which was issued on November 5, 2008 by the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated November 5, 2008 furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP Ingredients, Inc.
Date: November 5, 2008	By:	/s/ TIMOTHY W. NEWKIRK Timothy W. Newkirk President and Chief Executive Officer

INDEX TO EXHIBITS

99.1	Press Release dated November 5, 2008 furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.